Exhibit 99.2

AMENDMENT TO THE HERITAGE INSURANCE HOLDINGS, INC. 2023 OMNIBUS INCENTIVE PLAN

WHEREAS, Heritage Insurance Holdings, Inc., a Delaware corporation (the “Company”) maintains the 2023 Omnibus Incentive Plan (the “Plan”), which was previously approved by the Company’s Board of Directors (the “Board”) on April 27, 2023 and approved by the stockholders of the Company on June 7, 2023;

WHEREAS, the Board believes that the number of shares of common stock remaining available for issuance under the Plan has become insufficient for the Company’s anticipated future needs under the Plan;

WHEREAS, the Board has determined that it is in the best interests of the Company to amend the Plan, subject to stockholder approval, to increase the number of shares of common stock available for issuance under the Plan by 1,800,000 shares (the “Amendment”);

WHEREAS, Section 16 of the Plan provides that the Board may amend the Plan from time to time; and

WHEREAS, this Amendment will become effective upon approval by the Company’s stockholders at the Company’s 2025 Annual Meeting of Stockholders and if, for any reason, the Company’s stockholders fail to approve this Amendment, the existing Plan shall continue in full force and effect.

NOW, THEREFORE:

1. Section 6(a) of the Plan is hereby deleted in its entirety and replaced with the following:

(a)

Plan Reserve. Subject to adjustment as provided in Section 18, the number of Shares reserved for issuance under this Plan shall be equal to (i) 1,800,000 Shares, plus (ii) the number of Shares available under the Plan immediately prior to stockholder approval of the amendment to increase the number of shares of common stock available for issuance under the Plan at the Company’s 2025 Annual Meeting of Stockholders, plus (iii) any Shares with respect to Awards and Prior Plan Awards that are forfeited, are canceled, expire unexercised, or are settled in cash. The Shares reserved for issuance may be either authorized and unissued Shares or Shares reacquired at any time and now or hereafter held as treasury stock.

2. Section 6(b) of the Plan is hereby deleted in its entirety and replaced with the following:

(b)

Incentive Stock Option Award Limits. Subject to adjustment as provided in Section 18, the Company may issue an aggregate of a number of Shares equal to 1,800,000 upon the exercise of Incentive Stock Options.

IN WITNESS WHEREOF, this Amendment has been adopted by the Board this 16th day of April, 2025, subject to approval by the Company’s stockholders at the Company’s 2025 Annual Meeting of Stockholders.